Exhibit 99.1

California BanCorp Reports Financial Results for the First Quarter

Ended March 31, 2023

Oakland, CA – April 26, 2023 – California BanCorp (NASDAQ: CALB), whose subsidiary is California Bank of Commerce, announced today its financial results for the first quarter ended March 31, 2023.

The Company reported net income of $5.5 million for the first quarter of 2023, representing a decrease of $2.2 million, or 29%, compared to $7.7 million for the fourth quarter of 2022 and an increase of $1.8 million, or 48%, compared to $3.7 million in the first quarter of 2022.

Diluted earnings per share of $0.64 for the first quarter of 2023 compared to $0.91 for the fourth quarter of 2022 and $0.44 for the first quarter of 2022.

“Despite the more challenging operating environment that we saw during the first quarter, we continued to generate strong financial performance with our return on average assets remaining above 1%,” said Steven Shelton, Chief Executive Officer of California BanCorp. “While being more conservative in our approach to new loan production, we continued to generate high quality lending opportunities that resulted in our total loans increasing at a 6% annualized rate in the first quarter, with most of the growth coming in our commercial portfolio. During the first two months of the quarter, we saw the usual seasonal outflows of deposits largely related to tax payments and profit distributions among our clients, followed by an increase in deposits during March as existing clients rebuilt their account balances and we continued to add new deposit relationships. Due to the strong relationships we have with our clients based on the level of service and expertise that we provide, as well as the high level of operating accounts that we maintain, we have built a sticky deposit base that has demonstrated excellent stability during the turmoil that has impacted the banking industry over the past two months.”

“While our deposit base was stable in March, we increased our liquidity through short-term borrowings and brokered deposits, which had an impact on our level of profitability in the first quarter, but we believed was prudent from a risk management perspective. The short-term nature of the borrowings and brokered deposits provides us with the flexibility to make adjustments in our funding mix as market conditions change, which should positively impact our net interest margin. Our primary goal this year is to continue to develop deposit relationships with high quality commercial clients that maintain their operating accounts with the bank. We believe the current challenges in the broader banking industry have made the environment more favorable for attracting new clients given our strong balance sheet and the compelling value proposition that we can offer. We believe our success in adding new clients will contribute to the continued long-term profitable growth of the company and further increase the value of our franchise.”

Financial Highlights:

Profitability—three months ended March 31, 2023 compared to December 31, 2022

•	Net income of $5.5 million and $0.64 per diluted share, compared to $7.7 million and $0.91 per share, respectively.

•	Revenue of $19.9 million decreased $3.9 million, or 17%, from $23.8 million for the fourth quarter of 2022.

•	Net interest income of $18.8 million decreased $3.1 million, or 14%, compared to $21.9 million for the fourth quarter of 2022.

•	Provision for loan losses of $358,000 decreased $742,000, or 67%, from $1.1 million for the fourth quarter of 2022.

•	Non-interest income of $1.1 million decreased $855,000, or 44%, compared to 2.0 million for the fourth quarter of 2022.

•	Non-interest expense, excluding capitalized loan origination costs, of $12.5 million decreased $179,000, or 1%, compared to $12.7 million for the fourth quarter of 2022.

Financial Position – March 31, 2023 compared to December 31, 2022

•	Total assets increased by $6.8 million to $2.05 billion; average total assets decreased by $113.9 million to $1.97 billion.

•	Gross loans increased by $23.8 million to $1.62 billion; average gross loans decreased by $39.0 million to $1.58 billion.

•

Deposits decreased by $74.1 million to $1.72 billion; average deposits decreased by $85.8 million to $1.70 billion. Insured and collateralized deposits represented 53% of the total deposit portfolio at March 31, 2023.

•	Other borrowings were $75.0 million at March 31, 2023 compared to no balances outstanding at December 31, 2022.

•	Tangible book value per share of $20.48 increased by $0.70, or 4%.

Net Interest Income and Margin:

Net interest income for the quarter ended March 31, 2023 was $18.8 million, representing a decrease of $3.1 million, or 14%, from $21.9 million for the three months ended December 31, 2022, and an increase of $4.2 million, or 29%, from $14.5 million for the quarter ended March 31, 2022. The decrease in net interest income compared to the fourth quarter of 2022 was primarily attributable to lower balances of average earning assets and a decrease in net interest margin. Additionally, during the fourth quarter of 2022, commercial loans totaling $57.9 million that were previously purchased at a discount were paid off, resulting in the remaining unamortized discount of $1.4 million being accelerated into interest income. Compared to the first quarter of 2022, the increase in net interest income resulted from a more favorable mix of earning assets and the rising rate environment, which positively impacted net interest margin.

The Company’s net interest margin for the first quarter of 2023 was 4.02%, compared to 4.32% for the fourth quarter of 2022 and 3.19% for the same period in 2022. The decrease in margin compared to the prior quarter was primarily due to lower average earning assets, an increase in the cost of deposits and other borrowings, and the accelerated loan fees recognized in the fourth quarter of 2022. The increase in margin compared to the first quarter of 2022 was primarily due to growth in the loan portfolio and increased yields on earning assets, partially offset by an increase in the cost of deposits and other borrowings.

Non-Interest Income:

The Company’s non-interest income for the quarters ended March 31, 2023, December 31, 2022, and March 31, 2022 was $1.1 million, $2.0 million, and $2.5 million, respectively. The decrease in non-interest income from the fourth quarter of 2022 was primarily due to a decrease in loan related fees. The decrease in non-interest income from the same period in the prior year was attributable to a gain of $1.4 million recognized on the sale of a portion of our solar loan portfolio during the first quarter of 2022.

Net interest income and non-interest income comprised total revenue of $19.9 million, $23.8 million, and $17.1 million for the quarters ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively.

Non-Interest Expense:

The Company’s non-interest expense for the quarters ended March 31, 2023, December 31, 2022, and March 31, 2022 was $11.8 million, $11.7 million, and $10.9 million, respectively. The increase in non-interest expense from the prior periods was primarily due to an increase in salaries and benefits related to investments to support the continued growth of the business, combined with a decrease in capitalized loan origination costs and an increase in loan administration expenses. Excluding capitalized loan origination costs, non-interest expense for the first quarter of 2023, the fourth quarter of 2022 and the first quarter of 2022 was $12.5 million, $12.7 million, and $11.9 million, respectively.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 59.62%, 49.17%, and 63.99% for the quarters ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively.

Balance Sheet:

Total assets of $2.05 billion as of March 31, 2023 represented an increase of $6.9 million compared to $2.04 billion at December 31, 2022, and increased $189.5 million compared to total assets of $1.86 billion at March 31, 2022. The increase in total assets from the prior quarter was primarily due to growth of the loan portfolio, partially offset by decreased liquidity related to the seasonal outflow of deposits that occurs at the beginning of the year for many of our business clients. Compared to the same period in the prior year, total assets increased primarily due to strong loan growth in the commercial and real estate other portfolios.

Total gross loans were $1.62 billion at March 31, 2023, compared to $1.59 billion at December 31, 2022 and $1.40 billion at March 31, 2022. During the first quarter of 2023, commercial and real estate other loans increased by $27.2 million, or 2%, due to organic growth, partially offset by decreases in SBA, and other loans related to the ordinary course of business. Compared to the same period in the prior year, commercial, real estate other, and real estate construction and land loans increased by $133.7 million, or 26%, $111.8 million, or 15%, and $12.7 million, or 25%, respectively, due to organic growth. These increases were partially offset by a decrease in SBA loans of $38.4 million, or 87%, primarily due to PPP loan forgiveness, and a decrease in other loans of $3.0 million, or 7%, due to normal loan activity.

Total deposits decreased by $74.1 million, or 4%, to $1.72 billion at March 31, 2023, from $1.79 billion at December 31, 2022, and increased by $117.1 million, or 7%, from $1.60 billion at March 31, 2022. The decrease in total deposits from the end of the fourth quarter of 2022 was primarily due to the seasonal outflow of deposits that occurs at the beginning of the year and was comprised of decreases in non-interest bearing demand deposits of $71.0 million, interest bearing demand deposits of $7.0 million, and money market and savings deposits of $54.2 million. These decreases were partially offset by an increase in time deposits of $58.1 million as a result of higher balances of short-term brokered certificates of deposits which were added to temporarily increase liquidity. Compared to the same period last year, the increase in total deposits was primarily concentrated in time deposits, partially offset by a reduction in demand deposits and money market and savings deposits as a result of outflows related to forgiveness of PPP loans. Non-interest bearing deposits, primarily commercial business operating accounts, represented 43.1% of total deposits at March 31, 2023, compared to 45.3% at December 31, 2022 and 46.7% at March 31, 2022.

As of March 31, 2023, the Company had outstanding borrowings of $75.0 million, excluding junior subordinated debt securities, compared to no outstanding borrowings at December 31, 2022 and $32.2 million of outstanding borrowings at March 31, 2022.

Asset Quality:

The provision for credit losses decreased to $358,000 for the first quarter of 2023 compared to $1.1 million for the fourth quarter of 2022 and $950,000 for the first quarter of 2022. The Company had net loan charge-offs of $247,000, or 0.02% of gross loans, during the first quarter of 2023 and $650,000, or 0.04% of gross loans, during the fourth quarter of 2022. The Company had net loan recoveries of $1,000, or 0.00% of gross loans, during the first quarter of 2022.

Non-performing assets (“NPAs”) to total assets were 0.01% at March 31, 2023, compared to 0.06% at December 31, 2022 and 0.03% at March 31, 2022, with non-performing loans of $222,000, $1.3 million and $549,000, respectively, on those dates.

The allowance for credit losses was $17.1 million, or 1.06% of total loans, at March 31, 2023, compared to the allowance for loan losses of $17.0 million, or 1.07% of total loans, at December 31, 2022 and $15.0 million, or 1.07% of total loans, at March 31, 2022. On January 1, 2023, the Company adopted the new current expected credit losses (CECL) standard. The Company’s allowance for credit losses to total loans upon adoption on January 1, 2023 was 1.07% and remained consistent with the coverage as of December 31, 2022.

Capital Adequacy:

At March 31, 2023, shareholders’ equity totaled $178.6 million compared to $172.3 million at December 31, 2022 and $154.6 million one year ago. Additionally, at March 31, 2023, the Company’s total risk-based capital ratio, tier one capital ratio, and leverage ratio were 12.08%, 8.54%, and 8.76%, respectively; all of which were above the regulatory standards of 10.00%, 8.00%, and 5.00%, respectively, for “well-capitalized” institutions.

“Our strong financial performance and prudent balance sheet management resulted in an increase in all of our capital ratios and a 4% increase in our tangible book value per share during the first quarter,” said Thomas A. Sa, President, Chief Financial Officer and Chief Operating Officer of California BanCorp. “We have high levels of capital and liquidity, a stable deposit base, a low level of unrealized losses in our investment portfolio, and exceptional asset quality with minimal exposure to areas of concern such as office commercial real estate loans in major metropolitan areas. As such, we believe we are very well positioned to effectively manage through the current challenging environment and continue growing our client base given the fundamental strength of our franchise.”

About California BanCorp:

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

Contacts:

Steven E. Shelton, (510) 457-3751

Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

President, Chief Financial Officer and Chief Operating Officer

tsa@bankcbc.com

Use of Non-GAAP Financial Information:

This press release contains both financial measures based on GAAP and non-GAAP. Non-GAAP financial measures are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Information:

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; uncertainties related to the coronavirus pandemic; the impact of higher inflation rates; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, loan demand, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2022 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which we expect to file with the SEC during the second quarter of 2023, and readers of this release are urged to review the additional information that will be contained in that report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by law.

FINANCIAL TABLES FOLLOW

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - PROFITABILITY

(Dollars in Thousands, Except Per Share Data)

			Change			Change
QUARTERLY HIGHLIGHTS:	Q1 2023	Q4 2022	$	%	Q1 2022	$	%
Interest income	$25,539	$27,480	$(1,941)	-7%	$15,924	$9,615	60%
Interest expense	6,782	5,620	1,162	21%	1,398	5,384	385%

Net interest income	18,757	21,860	(3,103)	-14%	14,526	4,231	29%
Provision for credit losses	358	1,100	(742)	-67%	950	(592)	-62%

Net interest income after provision for credit losses	18,399	20,760	(2,361)	-11%	13,576	4,823	36%
Non-interest income	1,107	1,962	(855)	-44%	2,534	(1,427)	-56%
Non-interest expense	11,843	11,713	130	1%	10,916	927	8%

Income before income taxes	7,663	11,009	(3,346)	-30%	5,194	2,469	48%
Income tax expense	2,212	3,340	(1,128)	-34%	1,521	691	45%

Net income	$5,451	$7,669	$(2,218)	-29%	$3,673	$1,778	48%

Diluted earnings per share	$0.64	$0.91	$(0.27)	-30%	$0.44	$0.20	45%

Net interest margin	4.02%	4.32%	-30 Basis Points		3.19%	+83 Basis Points
Efficiency ratio	59.62%	49.17%	+1045 Basis Points		63.99%	-437 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - FINANCIAL POSITION

(Dollars in Thousands, Except Per Share Data)

			Change			Change
PERIOD-END HIGHLIGHTS:	Q1 2023	Q4 2022	$	%	Q1 2022	$	%
Total assets	$2,049,053	$2,042,215	$6,838	0%	$1,859,595	$189,458	10%
Gross loans	1,617,263	1,593,421	23,842	1%	1,400,474	216,789	15%
Deposits	1,717,610	1,791,740	(74,130)	-4%	1,600,522	117,088	7%
Tangible equity	171,099	164,782	6,317	4%	147,068	24,031	16%
Tangible book value per share	$20.48	$19.78	$0.70	4%	$17.78	$2.70	15%
Tangible equity / total assets	8.35%	8.07%	+28 Basis Points		7.91%	+44 Basis Points
Gross loans / total deposits	94.16%	88.93%	+523 Basis Points		87.50%	+666 Basis Points
Noninterest-bearing deposits / total deposits	43.12%	45.30%	-218 Basis Points		46.65%	-353 Basis Points

			Change			Change
QUARTERLY AVERAGE HIGHLIGHTS:	Q1 2023	Q4 2022	$	%	Q1 2022	$	%
Total assets	$1,974,266	$2,088,206	$(113,940)	-5%	$1,928,542	$45,724	2%
Total earning assets	1,893,940	2,007,243	(113,303)	-6%	1,846,225	47,715	3%
Gross loans	1,582,332	1,621,322	(38,990)	-2%	1,371,187	211,145	15%
Deposits	1,699,930	1,785,693	(85,763)	-5%	1,652,013	47,917	3%
Tangible equity	169,454	161,919	7,535	5%	146,032	23,422	16%
Tangible equity / total assets	8.58%	7.75%	+83 Basis Points		7.57%	+101 Basis Points
Gross loans / total deposits	93.08%	90.80%	+228 Basis Points		83.00%	+1008 Basis Points
Noninterest-bearing deposits / total deposits	42.88%	44.47%	-159 Basis Points		44.88%	-200 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED INTERIM FINANCIAL INFORMATION (UNAUDITED) - ASSET QUALITY

(Dollars in Thousands)

ALLOWANCE FOR CREDIT LOSSES:	03/31/23	12/31/22	09/30/22	06/30/22	03/31/22
Balance, beginning of period	$17,005	$16,555	$15,957	$15,032	$14,081
CECL adjustment	(13)	—	—	—	—
Provision for credit losses, quarterly	358	1,100	800	925	950
Charge-offs, quarterly	(247)	(650)	(202)	—	—
Recoveries, quarterly	—	—	—	—	1

Balance, end of period	$17,103	$17,005	$16,555	$15,957	$15,032

NONPERFORMING ASSETS:	03/31/23	12/31/22	09/30/22	06/30/22	03/31/22
Loans accounted for on a non-accrual basis	$222	$1,250	$182	$549	$549
Loans with principal or interest contractually past due 90 days or more and still accruing interest	—	—	161	—	—

Nonperforming loans	$222	$1,250	$343	$549	$549
Other real estate owned	—	—	—	—	—

Nonperforming assets	$222	$1,250	$343	$549	$549

Loans restructured and in compliance with modified terms	—	—	—	—	—

Nonperforming assets and restructured loans	$222	$1,250	$343	$549	$549

Nonperforming loans by asset type:
Commercial	$—	$1,028	$161	$—	$—
Real estate other	—	—	—	—	—
Real estate construction and land	—	—	—	—	—
SBA	222	222	182	549	549
Other	—	—	—	—	—

Nonperforming loans	$222	$1,250	$343	$549	$549

ASSET QUALITY:	03/31/23	12/31/22	09/30/22	06/30/22	03/31/22
Allowance for credit losses / gross loans	1.06%	1.07%	1.04%	1.06%	1.07%
Allowance for credit losses / nonperforming loans	7704.05%	1360.40%	4826.53%	2906.56%	2738.07%
Nonperforming assets / total assets	0.01%	0.06%	0.02%	0.03%	0.03%
Nonperforming loans / gross loans	0.01%	0.08%	0.02%	0.04%	0.04%
Net quarterly charge-offs / gross loans	0.02%	0.04%	0.01%	0.00%	0.00%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands, Except Per Share Data)

	Three months ended
	03/31/23	12/31/22	03/31/22
INTEREST INCOME
Loans	$22,472	$23,972	$14,886
Federal funds sold	1,760	2,236	136
Investment securities	1,307	1,272	902

Total interest income	25,539	27,480	15,924

INTEREST EXPENSE
Deposits	6,022	4,536	806
Other	760	1,084	592

Total interest expense	6,782	5,620	1,398

Net interest income	18,757	21,860	14,526
Provision for credit losses	358	1,100	950

Net interest income after provision for credit losses	18,399	20,760	13,576

NON-INTEREST INCOME
Service charges and other fees	863	1,653	889
Gain on sale of loans	—	—	1,393
Other non-interest income	244	309	252

Total non-interest income	1,107	1,962	2,534

NON-INTEREST EXPENSE
Salaries and benefits	7,876	7,443	7,093
Premises and equipment	1,180	1,249	1,302
Other	2,787	3,021	2,521

Total non-interest expense	11,843	11,713	10,916

Income before income taxes	7,663	11,009	5,194
Income taxes	2,212	3,340	1,521

NET INCOME	$5,451	$7,669	$3,673

EARNINGS PER SHARE
Basic earnings per share	$0.65	$0.92	$0.44

Diluted earnings per share	$0.64	$0.91	$0.44

Average common shares outstanding	8,339,080	8,330,145	8,276,761

Average common and equivalent shares outstanding	8,492,067	8,463,738	8,392,802

PERFORMANCE MEASURES
Return on average assets	1.12%	1.46%	0.77%
Return on average equity	12.50%	17.96%	9.70%
Return on average tangible equity	13.05%	18.79%	10.20%
Efficiency ratio	59.62%	49.17%	63.99%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	03/31/23	12/31/22	09/30/22	06/30/22	03/31/22
ASSETS
Cash and due from banks	$15,121	$16,686	$24,709	$20,378	$18,228
Federal funds sold	198,804	215,696	216,345	138,057	206,305
Investment securities	153,769	155,878	157,531	165,309	171,764
Loans:
Commercial	656,519	634,535	643,131	589,562	522,808
Real estate other	853,431	848,241	824,867	794,504	741,651
Real estate construction and land	63,928	63,730	71,523	63,189	51,204
SBA	5,610	7,220	8,565	13,310	44,040
Other	37,775	39,695	39,815	39,814	40,771

Loans, gross	1,617,263	1,593,421	1,587,901	1,500,379	1,400,474
Unamortized net deferred loan costs (fees)	1,765	2,040	1,902	2,570	2,434
Allowance for credit losses	(17,103)	(17,005)	(16,555)	(15,957)	(15,032)

Loans, net	1,601,925	1,578,456	1,573,248	1,486,992	1,387,876
Premises and equipment, net	2,848	3,072	3,382	3,736	4,047
Bank owned life insurance	25,334	25,127	24,955	24,788	24,614
Goodwill and core deposit intangible	7,462	7,472	7,483	7,493	7,503
Accrued interest receivable and other assets	43,790	39,828	40,848	38,599	39,258

Total assets	$2,049,053	$2,042,215	$2,048,501	$1,885,352	$1,859,595

LIABILITIES
Deposits:
Demand noninterest-bearing	$740,650	$811,671	$758,716	$715,432	$746,673
Demand interest-bearing	30,798	37,815	35,183	45,511	36,419
Money market and savings	616,864	671,016	597,244	626,156	686,781
Time	329,298	271,238	317,935	165,040	130,649

Total deposits	1,717,610	1,791,740	1,709,078	1,552,139	1,600,522

Junior subordinated debt securities	54,186	54,152	54,117	54,097	54,063
Other borrowings	75,000	—	100,000	100,000	32,166
Accrued interest payable and other liabilities	23,696	24,069	21,248	20,372	18,273

Total liabilities	1,870,492	1,869,961	1,884,443	1,726,608	1,705,024

SHAREHOLDERS’ EQUITY
Common stock	111,609	111,257	110,786	110,289	109,815
Retained earnings	68,082	62,297	54,628	49,106	44,862
Accumulated other comprehensive (loss)	(1,130)	(1,300)	(1,356)	(651)	(106)

Total shareholders’ equity	178,561	172,254	164,058	158,744	154,571

Total liabilities and shareholders’ equity	$2,049,053	$2,042,215	$2,048,501	$1,885,352	$1,859,595

CAPITAL ADEQUACY
Tier I leverage ratio	8.76%	7.98%	8.21%	8.27%	7.84%
Tier I risk-based capital ratio	8.54%	8.23%	7.98%	8.09%	8.49%
Total risk-based capital ratio	12.08%	11.77%	11.57%	11.84%	12.49%
Total equity/ total assets	8.71%	8.43%	8.01%	8.42%	8.31%
Book value per share	$21.37	$20.67	$19.70	$19.09	$18.69
Common shares outstanding	8,355,378	8,332,479	8,327,781	8,317,161	8,270,901

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended March 31,			Three months ended December 31,
	2023			2022
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets:
Loans (1)	$1,582,332	5.76%	$22,472	$1,621,322	5.87%	$23,972
Federal funds sold	156,941	4.55%	1,760	229,209	3.87%	2,236
Investment securities	154,667	3.43%	1,307	156,712	3.22%	1,272

Total interest earning assets	1,893,940	5.47%	25,539	2,007,243	5.43%	27,480

Noninterest-earning assets:
Cash and due from banks	18,098			20,692
All other assets (2)	62,228			60,271

TOTAL	$1,974,266			$2,088,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$34,032	0.08%	$7	$39,582	0.06%	$6
Money market and savings	626,666	2.01%	3,104	647,213	1.45%	2,359
Time	310,246	3.81%	2,911	304,784	2.83%	2,171
Other	71,108	4.33%	760	110,650	3.89%	1,084

Total interest-bearing liabilities	1,042,052	2.64%	6,782	1,102,229	2.02%	5,620

Noninterest-bearing liabilities:
Demand deposits	728,986			794,114
Accrued expenses and other liabilities	26,307			22,467
Shareholders’ equity	176,921			169,396

TOTAL	$1,974,266			$2,088,206

Net interest income and margin (3)		4.02%	$18,757		4.32%	$21,860

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan (costs) fees of $(226,000) and $1.0 million, respectively.

(2)	Other noninterest-earning assets includes the allowance for credit losses of $17.0 million and $16.5 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended March 31,
	2023			2022
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets:
Loans (1)	$1,582,332	5.76%	$22,472	$1,371,187	4.40%	$14,886
Federal funds sold	156,941	4.55%	1,760	345,394	0.16%	136
Investment securities	154,667	3.43%	1,307	129,644	2.82%	902

Total interest earning assets	1,893,940	5.47%	25,539	1,846,225	3.50%	15,924

Noninterest-earning assets:
Cash and due from banks	18,098			18,748
All other assets (2)	62,228			63,569

TOTAL	$1,974,266			$1,928,542

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$34,032	0.08%	$7	$38,197	0.10%	$9
Money market and savings	626,666	2.01%	3,104	723,109	0.37%	665
Time	310,246	3.81%	2,911	149,293	0.36%	132
Other	71,108	4.33%	760	100,664	2.39%	592

Total interest-bearing liabilities	1,042,052	2.64%	6,782	1,011,263	0.56%	1,398

Noninterest-bearing liabilities:
Demand deposits	728,986			741,414
Accrued expenses and other liabilities	26,307			22,325
Shareholders’ equity	176,921			153,540

TOTAL	$1,974,266			$1,928,542

Net interest income and margin (3)		4.02%	$18,757		3.19%	$14,526

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan (costs) fees of $(226,000) and $318,000, respectively.

(2)	Other noninterest-earning assets includes the allowance for credit losses of $17.0 million and $14.1 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED NON GAAP DATA (UNAUDITED)

(Dollars in Thousands)

REVENUE:	Three months ended
	03/31/23	12/31/22	09/30/22	06/30/22	03/31/22
Net interest income	$18,757	$21,860	$18,363	$16,223	$14,526
Non-interest income	1,107	1,962	1,484	1,394	2,534

Total revenue	$19,864	$23,822	$19,847	$17,617	$17,060

NON-INTEREST EXPENSE:	Three months ended
	03/31/23	12/31/22	09/30/22	06/30/22	03/31/22
Non-interest expense	$11,843	$11,713	$11,217	$10,819	$10,916
Capitalized loan origination costs	651	960	1,102	1,073	984

Total operating expenses, before capitalization of loan origination costs	$12,494	$12,673	$12,319	$11,892	$11,900